UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: May 24, 2018

SmartFinancial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Tennessee	001-37661	62-1173944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5401 Kingston Pike, Suite 600 Knoxville, Tennessee		37919
(Address of Principal Executive Offices)		(Zip Code)

(865) 437-5700
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
o Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of             Certain Officers; Compensatory Arrangements of Certain Officers.
(d)    On May 1, 2018, pursuant to the terms of that certain Agreement and Plan of Merger dated December 12, 2017 (the “Merger Agreement”), by and among SmartFinancial, Inc. (the “Company”), Tennessee Bancshares, and Southern Community Bank, a Tennessee-chartered commercial bank and wholly owned subsidiary of Tennessee Bancshares, Tennessee Bancshares merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Immediately following the Merger, Southern Community Bank merged with and into SmartBank, a Tennessee-chartered commercial bank and wholly owned subsidiary of the Company, with SmartBank continuing as the surviving banking corporation.

The Merger Agreement provided that prior to the effective time of the Merger (the “Effective Time”), the Company and SmartBank and their respective boards of directors shall take all action required to elect to the board of directors of the Company (the “Board”) and the board of directors of SmartBank, effective as of or immediately following the Effective Time, Clifton N. Miller.

The Board, pursuant to the terms of the Merger Agreement, increased its size to 12 members; and it appointed Mr. Miller as a director of the Company, effective as of May 24, 2018.  Mr. Miller will serve until the Company’s 2019 annual meeting of shareholders.

The Board has yet to decide the committee(s) of the Board Mr. Miller may serve on. Compensatory arrangements for Mr. Miller will be consistent with the previously disclosed standard arrangements for non-employee directors as described in the Company’s proxy statement for its 2018 annual meeting of shareholders filed on April 2, 2018, which disclosure is incorporated herein by reference. There are no relationships between Mr. Miller and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 5.07    Submission of Matters to a Vote of Security Holders.

(a)
Annual Meeting. On May 24, 2018, the Company held its annual meeting of shareholders. As of the record date, there were approximately 11,233,806 shares entitled to vote, of which 9,064,170 shares, or 80.68%, were voted in person or by proxy at the Annual Meeting. Results of the proposals voted upon are set forth below.

(b)	Election of Directors. Shareholders elected the following nominees as directors to serve as directors until the 2019 annual meeting of shareholders. The results of the elections are indicated below.

Name	Votes For	Votes Withheld	Broker Non-Votes
Victor L. Barrett	6.504,012	22,389	2,537,769
Monique P. Berke	6,515,139	11,262	2,537,769
William (“Billy”) Y. Carroll, Jr.	6,518,341	8,060	2,537,769
William (“Bill”) Y. Carroll, Sr.	6,518,341	8,060	2,537,769
Ted C. Miller	6,516,559	9,842	2,537,769
David A. Ogle	6,431,391	95,010	2,537,769
Steven B. Tucker	6,517,360	9,041	2,537,769
Wesley M. (“Miller”) Welborn	6,518,341	8,060	2,537,769
Keith E. Whaley, O.D.	6,518,341	8,060	2,537,769
J. Beau Wicks	6,475,497	50,904	2,537,769
Geoffrey A. Wolpert	6,504,012	22,389	2,537,769

(c)
Ratification of Independent Registered Public Accounting Firm. Shareholders approved the non-binding proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, by the following vote:

Votes For	Votes Against	Abstentions	Broker Non-Votes
9,061,705	1,198	1,267	-

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTFINANCIAL, INC.

Date: May 29, 2018
/s/ William Y. Carroll, Jr.
William Y. Carroll, Jr.
President & Chief Executive Officer